SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Applica Incorporated

(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement if other than Registrant))

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Applica Incorporated

__________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 11, 2004

__________________

To Our Shareholders:

     We cordially invite you to attend our annual meeting of shareholders. The meeting will be held at the University of Miami, James W. McLamore Executive Education Center, 5250 University Drive, Coral Gables, Florida 33124 on Tuesday, May 11, 2004, at 10:00 a.m. local time. At the meeting, the holders of our common stock will act on the following matters:

     1. Election of three directors, each for a term of three years;

     2. Ratification of the reappointment of Grant Thornton LLP as Applica’s independent accountants for the year ended December 31, 2004; and

     3. Any other matters that properly come before the meeting.

     All holders of record of shares of common stock at the close of business on March 22, 2004 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

     Your vote is important to us. Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors, David M. Friedson Chairman of the Board

Miami Lakes, Florida
April 2, 2004

     We Encourage You To Attend The Meeting In Person. If You Are Unable To Attend, We Respectfully Urge You To Execute And Return The Enclosed Proxy Card As Promptly As Possible. Shareholders Who Execute A Proxy Card May Nevertheless Attend The Meeting, Revoke Their Proxy And Vote Their Shares In Person.

ABOUT THE MEETING
STOCK OWNERSHIP
PROPOSAL ONE
ELECTION OF DIRECTORS
Report of the Audit Committee
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL TWO
RATIFICATION OF REAPPOINTMENT OF INDEPENDENT ACCOUNTANTS
INFORMATION CONCERNING SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
OTHER BUSINESS

2004 ANNUAL MEETING OF SHAREHOLDERS

OF
APPLICA INCORPORATED

__________________

PROXY STATEMENT

__________________

     This proxy statement contains information related to the annual meeting of shareholders of Applica Incorporated to be held on Tuesday, May 11, 2004, beginning at 10:00 a.m., at the University of Miami, James W. McLamore Executive Education Center, 5250 University Drive, Coral Gables, Florida, and at any adjournments or postponements thereof. We are first sending the proxy materials to shareholders on or around April 2, 2004.

ABOUT THE MEETING

What is a proxy?

     A proxy is your legal designation of another person to vote the stock that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or proxy card. As is our usual practice, two officers of the company have been designated as proxies for the 2004 annual meeting of shareholders. These two officers are Harry D. Schulman, President and Chief Executive Officer, and Adam L. Kaplan, Vice President – Finance and Corporate Treasurer.

What is a proxy statement?

     A proxy statement is a document the Securities and Exchange Commission requires us to give you when we ask you to sign a proxy card designating Messrs. Schulman and Kaplan as proxies to vote on your behalf at the annual meeting.

Who is soliciting my proxy?

     The Board of Directors is soliciting your proxy in order to provide you an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend the meeting in person.

What is the purpose of the annual meeting?

     At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors and the ratification of the reappointment of the independent accountants. In addition, after adjournment of the formal meeting, management will report on Applica’s performance during 2003, give guidance on future results and trends in operations, and respond to appropriate questions from shareholders.

What is the record date?

     The record date for the 2004 annual meeting of shareholders is March 22, 2004.

Who is entitled to vote at the meeting?

     Only shareholders of record at the close of business on the record date are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on the record date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of Applica common stock?

     Holders of Applica common stock will vote together as a single class on all matters to be acted upon at the annual meeting. Each outstanding share of Applica common stock will be entitled to one vote on each matter. Neither Applica’s Articles of Incorporation nor Bylaws provide for cumulative voting rights.

Who can attend the meeting?

     All shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating is limited and admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

     Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 23,802,458 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 11,901,230 votes will be required to establish a quorum.

     Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

     If less than a majority of the outstanding shares of common stock are represented at the meeting, a majority of the shares represented may adjourn the meeting from time to time without further notice.

How do I vote?

     If you complete and properly sign the accompanying proxy card and return it in the enclosed envelope, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote or revoke my proxy after I return my proxy card?

     Yes. Even after you have submitted your proxy, you may change your vote or revoke your proxy at any time before the proxy is exercised by filing with the Corporate Secretary of Applica either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

     The Board recommends a vote:

•	for election of the nominated slate of directors (see proposal one on page 6); and

•	for ratification of the reappointment of Grant Thornton LLP as Applica’s independent accountants for the year ended December 31, 2004 (see proposal two on page 24).

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What if a shareholder does not specify a choice for a matter when returning a proxy?

     Shareholders should specify their choice for each matter on the enclosed form of proxy. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

What vote is required to approve each item?

     Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

     Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

How are abstentions and broker non-votes counted?

     Abstentions and broker non-votes will not affect the outcome of any vote.

What is the difference between a shareholder of record and a shareholder who holds shares in street name?

     If your shares are registered in your name, you are a shareholder of record. If your shares are in the name of your broker or bank, your shares are held in street name.

     If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the proxy solicitation costs?

     The cost of preparing and mailing this proxy statement will be paid by Applica. Employees of Applica may solicit proxies personally and by telephone but will not receive any compensation other than their regular salaries for such solicitation. Applica may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. Applica may, upon request, reimburse such persons for their expenses in so doing.

STOCK OWNERSHIP

How many shares of Applica common stock do Applica’s directors and executive officers own?

     The following table shows the number of shares of Applica common stock beneficially owned (unless otherwise indicated) by:

•	our directors,

•	the executive officers named in the Summary Compensation Table on page 13, and

•	all of the directors and executive officers of Applica as a group.

All information is as of the record date. Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. The address of each of the beneficial owners identified below is c/o Applica Incorporated, 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467.

	Amount and Nature of
	Common Stock
	Beneficially Owned (1)
Directors and Executive Officers	No. of Shares		Percent
Albio Espinosa	28,067	(2)	*
Frederick E. Fair	18,500	(3)	*
David M. Friedson	1,877,895	(4)	7.7%
Susan J. Ganz	15,800	(5)	*
Leonard Glazer	12,052	(6)	*
J. Maurice Hopkins	6,000	(7)	*
Thomas J. Kane	68,269	(8)	*
Lai Kin	1,887,500	(9)	7.9%
Michael J. Michienzi	129,183	(10)	*
Terry Polistina	62,264	(11)	*
Jerald I. Rosen	50,916	(12)	*
Felix S. Sabates	97,500	(13)	*
Harry D. Schulman	320,326	(14)	1.3%
Paul K. Sugrue	6,700	(15)	*
All directors and executive officers as a group (15 persons)	4,614,972		18.5%

*	Less than 1%.

(1)	Includes options to acquire shares that are exercisable within 60 days of the record date.

(2)	Includes options to purchase 28,067 shares of common stock. Does not include options to purchase 1,666 shares of common stock exercisable in December 2004 and 2,767 shares of common stock exercisable in 2005.

(3)	Includes options to purchase 6,000 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in June 2004.

(4)	Includes options to purchase 587,540 shares of common stock and 32,869 shares of common stock held in a 401(k) plan.

(5)	Includes options to purchase 10,500 shares of common stock and 5,000 shares owned by a corporation owned by Ms. Ganz’s husband. Does not include options to purchase 1,500 shares of common stock exercisable in June 2004.

(6)	Includes options to purchase 9,500 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in June 2004.

(7)	Reflects options to purchase 6,000 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in June 2004.

(8)	Includes options to purchase 50,500 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in June 2004.

(9)	Includes options to purchase 44,000 shares of common stock and 1,839,000 shares of common stock owned by Ourimbah Investment Limited, of which Mr. Lai is a principal shareholder and Managing Director.

(10)	Includes options to purchase 63,334 shares of common stock, 164 shares of common stock held by Mr. Michienzi’s son and 40,685 shares of common stock held in 401(k) and employee stock purchase plans. Does not include options to purchase 23,333 shares of common stock exercisable in December 2004 and 23,333 shares of common stock exercisable in December 2005.

(Footnotes continued on next page.)

(11)	Includes 14,297 shares of common stock held in 401(k) plan. Does not include options to purchase 16,666 shares of common stock exercisable in December 2004 and 16,667 shares of common stock exercisable in December 2005.

(12)	Includes options to purchase 15,000 shares of common stock and 1,565 shares of common stock owned by Mr. Rosen’s wife. Does not include options to purchase 1,500 shares of common stock exercisable in June 2004.

(13)	Includes options to purchase 88,500 shares of common stock and 9,000 shares of common stock owned by a corporation, of which Mr. Sabates is president and sole shareholder. Does not include options to purchase 1,500 shares of common stock exercisable in June 2004.

(14)	Includes options to purchase 124,667 shares of common stock and 33,775 shares of common stock held in a 401(k) plan. Does not include options to purchase 16,666 shares of common stock exercisable in December 2004 and 16,667 shares of common stock exercisable in December 2005.

(15)	Includes options to purchase 4,500 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in June 2004.

Who are the other large owners of Applica’s stock?

     Except as set forth below and in the previous table, we know of no single person or group that is the beneficial owner of more than 5% of Applica’s common stock.

	Amount and Nature of
	Common Stock
	Beneficially Owned
Name and Address of 5% Beneficial Owners	No. of Shares		Percent
Paradigm Capital Management, Inc. Nine Elk Street Albany, New York 12207	1,869,500	(1)	7.9%
Ourimbah Investments Limited 1F Efficiency House 35 TaiYau Street Sanpokong, Kowloon, Hong Kong	1,839,000	(2)	7.7%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	1,571,300	(3)	6.6%
Barclays Global Investors, NA, et al. 45 Fremont Street San Francisco, California 94105	1,398,915	(4)	5.9%
ICM Asset Management, Inc. James M. Simmons (5) 601 W. Main Avenue, Suite 600 Spokane, Washington 99201	1,334,977	(5)	5.6%

(1)	As reported in the shareholder’s Schedule 13G filed with the SEC on February 12, 2004.

(2)	Mr. Lai Kin, a director of Applica Incorporated and the former Chairman of the Board of Applica Durable Manufacturing Limited, is the Managing Director and a principal shareholder of Ourimbah Investment Limited.

(3)	As reported in the shareholder’s Schedule 13G filed with the SEC on February 16, 2004.

(4)	As reported in the shareholder’s Schedule 13G filed with the SEC on February 17, 2004.

(5)	As reported in the shareholder’s Schedule 13G filed with the SEC on February 11, 2004. James M. Simmons is the President and controlling shareholder of ICM Asset Management, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Applica’s directors and executive officers and persons who own more than 10% of the outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Applica common stock. Such persons are required by SEC regulation to furnish Applica with copies of all such reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and verbal confirmations that no other reports were required, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners have been met.

PROPOSAL ONE

ELECTION OF DIRECTORS

     The Board of Directors is presently composed of eleven directors, divided among Class I, Class II and Class III. The terms of office of all of the directors in any one class expire each year on a rotating basis. At the annual meeting, three directors are to be nominated for election to Class II of the Board of Directors to serve until the 2007 annual meeting of shareholders. The term of the Class I directors expires in 2006 and the term of the Class III directors expires in 2005.

     Each of the nominees for election as a director is presently a member of our Board of Directors. The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee is unable to accept election, proxies solicited hereunder will be voted in favor of the remaining nominees, if any, and for such other persons as may be designated by the Board of Directors, unless directed by a proxy to do otherwise.

     The table below sets forth information regarding each director and nominee for director.

			Director
Name	Age	Position with Applica	Since
Nominees for Election to Class II of the Board:
Leonard Glazer	81	Director	1979
Lai Kin	73	Director	1989
Paul K. Sugrue	58	Director	2000

Continuing Members of the Board:

Class I Directors
Susan J. Ganz	44	Director	1996
J. Maurice Hopkins	56	Director	1999
Thomas J. Kane	62	Director	1996
Felix S. Sabates	61	Director	1991

Class III Directors
Frederick E. Fair	71	Director	1999
David M. Friedson	48	Director and Chairman of the Board	1982
Jerald I. Rosen	76	Director	1963
Harry D. Schulman	52	Director, President and Chief Executive Officer	1999

Class I Directors

     Susan J. Ganz has served as President and Chief Executive Officer of each of Lion Brothers Co. Ltd. (and as a senior officer of certain of its direct and indirect subsidiaries and affiliates), a manufacturer of embroidered emblems, and Chesapeake Cap Company, Inc., a manufacturer of headwear, for more than the last five years.

     J. Maurice Hopkins serves as the Principal Managing Director and a board member of Virginia ARC Thrift Stores, Inc., a non-profit retailer. Mr. Hopkins also has served as the President of Merchandise Sales Corporation, a consumer products sales and marketing company, for more than the last five years.

     Thomas J. Kane has served as President of T.J.K. Sales, Inc., an independent sales representative, since he founded the company in 1978. See “Certain Relationships and Related Transactions” for a description of business conducted between Mr. Kane, T.J.K. Sales, Inc. and Applica.

     Felix S. Sabates is the Chief Executive Officer of FSS Holdings, Inc., a consulting company, and Chip Ganassi Racing with Felix Sabates, a NASCAR racing franchise. Mr. Sabates also serves as the Chairman of Trinity Yachts, Inc., a custom yacht-building company, and the Charlotte Checkers, an East Coast Hockey League franchise, and serves as a member of the Board of Commissioners of the Carolina Healthcare Systems, one of the largest public healthcare systems in the nation. From January 1965 to January 2001, Mr. Sabates was the Chief Executive Officer

of Top Sales Company, Inc., an independent sales representative. Mr. Sabates also served two terms as a North Carolina Banking Commissioner from 1985 to 1992.

Class II Directors

     Leonard Glazer retired in 1992 and is a private investor. Prior to retirement, Mr. Glazer was President of Sasnett Engineering, Inc. and Consulting Engineering, Inc., mechanical and electrical engineering consulting firms.

     Lai Kin has been the Managing Director of Ourimbah Investment Ltd. since 1989. Ourimbah is a holding and investment company and owns approximately 7.7% of the outstanding common stock of Applica. In addition, Mr. Lai served as the Chairman of Applica Durable Manufacturing Limited from 1995 to 2003. From 1973 to 1995, Mr. Lai was Managing Director of such company. Mr. Lai has also served as an Executive Member of the Shenzhen General Chamber of Commerce since 1988. Applica has agreed to use its best efforts to recommend to its shareholders and directors that Mr. Lai remain a member of the Board of Directors for such time as Mr. Lai continues to be an indirect shareholder of Applica and continues to be employed by Applica Durable and/or any other affiliate of Applica. See “Certain Relationships and Related Transactions” for additional information and a description of certain transactions between Mr. Lai, his family and Applica.

     Paul K. Sugrue has been the Dean of the University of Miami School of Business Administration since 1992 and was Associate Dean from 1984 to 1987. Dean Sugrue also serves as a professor in the Department of Management Science in the School of Business Administration and has authored a significant number of publications on business-related subjects. From 1987 to 1992, Dean Sugrue served as Senior Vice Provost of the University of Miami.

Class III Directors

     Frederick E. Fair is a private investor. In March 1998, after 27 years of service, Mr. Fair retired as a Senior Vice President of Institutional Sales of Raymond James Financial, Inc., an investment banking firm.

     David M. Friedson has served as Chairman of the Board of Applica Incorporated since April 1996. From January 1987 to February 2003, Mr. Friedson served as Chief Executive Officer of Applica Incorporated and Applica Consumer Products, Inc. From January 1985 to January 2001, Mr. Friedson served as President and from June 1976 to January 1985, Mr. Friedson held various other management positions with Applica.

     Jerald I. Rosen has served as a member of Applica’s Board of Directors since its formation in 1963. Mr. Rosen has been engaged in the practice of law since 1969 and has been a Certified Public Accountant since 1952. Mr. Rosen also served as a bankruptcy trustee for the U.S. Bankruptcy Court, Middle District of Florida, from 1989 to 2001.

     Harry D. Schulman has served as President of Applica Incorporated and Applica Consumer Products, Inc. since January 2001 and Chief Executive Officer since February 2003. Mr. Schulman previously served as Corporate Secretary from January 1999 to September 2003 and Chief Operating Officer from November 1998 to February 2002. From March 1990 to January 2001, Mr. Schulman served as Chief Financial Officer of Applica. From February 1998 until June 1998, he served as a Senior Vice President and from February 1993 until June 1998, Mr. Schulman served as Executive Vice President — Finance and Administration. Prior thereto, he held other senior finance positions with Applica.

How are directors compensated?

     Base Compensation. Salaried employees of Applica do not receive any additional cash compensation for serving as a director or committee member. Applica pays fees to non-employee directors of $3,500 per month for service on the Board of Directors. The presiding director receives an additional fee of $1,500 per month. We also pay a fee of $750 to non-employee directors for each Board of Directors’ meeting and each committee meeting attended, as well as each continuing director education seminar attended.

     Stock Options. On June 1, 2003, each non-employee director of Applica received options to acquire 1,500 shares of common stock at a price of $6.10 per share, the fair market value of the common stock on such date. Applica currently intends to continue to grant its non-employee directors options to acquire 1,500 shares of common stock on June 1st of each year.

     The Corporate Governance and Nominating Committee is in the process of reviewing Applica’s current board compensation in light of the recent increases in time commitment, performance expectations and accountability of the members of our Board of Directors.

How often did the Board meet during 2003?

     The Board of Directors held ten meetings during 2003 and met in executive session four times. All of the directors attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such person served, other than Felix Sabates.

     As a general matter, members of the Board of Directors are expected to attend Applica’s annual meetings of shareholders absent a pressing reason. David Friedson was unable to attend Applica’s 2003 annual meeting due to the birth of his son and Lai Kin was unable to attend due to Applica’s travel restrictions related to the SARs outbreak. Felix Sabates was also unable to attend the 2003 annual meeting of shareholders. We currently expect all of our directors to be in attendance at the 2004 annual meeting of shareholders.

How many members of the Board are independent?

     Seven of the members of the Board of Directors are considered “independent” directors under the New York Stock Exchange listing rules. David Friedson and Harry Schulman are employed by Applica. Additionally, Lai Kin and Tom Kane do not currently meet the independence requirements.

Has Applica adopted a code of ethics that applies to directors, officers and employees?

     The Business Ethics and Code of Conduct Policy and the Conflict of Interest Policy, in their current forms, were adopted by the Board of Directors in February 2003 and apply to all directors, officers and employees. Both policies are posted on Applica’s website at www.applicainc.com. We will provide copies of the each of the policies in print without charge to any shareholder who makes a written request to: Corporate Secretary, Applica Incorporated, 5980 Miami Lakes Drive, Miami Lakes, Florida 33014.

     Any waiver of these policies for any executive officer or director may only be made by the Board of Directors or a committee thereof and will be promptly disclosed to shareholders. Any amendment to the Business Ethics and Code of Conduct Policy and the Conflict of Interest Policy will also be promptly disclosed to shareholders.

What committees has the Board established?

     The Board of Directors of Applica has Corporate Governance and Nominating, Compensation, Audit and Acquisition Committees. The members of each committee have been appointed by the Board of Directors to serve until the next annual meeting of the shareholders or until their respective successors are elected and qualified.

     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including the development, implementation and monitoring of Applica’s corporate governance guidelines. In addition, the Committee identifies individuals to serve on the Board of Directors and develops and periodically reviews a qualifications profile for directors, including independence, experience relevant to the needs of Applica, leadership qualities, diversity and ability to represent the shareholders. The Corporate Governance and Nominating

Committee is composed of the following directors, each of whom is independent of Applica under the standards set forth in the listing requirements of the New York Stock Exchange:

•	Jerald Rosen, Chairman

•	Leonard Glazer

•	Felix Sabates

The Corporate Governance and Nominating Committee did not meet in 2003. The Committee’s written charter setting forth the Committee’s purpose and responsibilities can be accessed through Applica’s website at www.applicainc.com.

     Compensation Committee. The Compensation Committee reviews and implements Applica’s general compensation philosophy and determines the cash and other incentive compensation, if any, to be paid to the Chairman of the Board and the President and Chief Executive Officer. The Compensation Committee is also responsible for the administration and award of stock options under Applica’s stock option plans. The Compensation Committee is composed of the following directors, each of whom is independent of Applica under the standards set forth in the listing requirements of the New York Stock Exchange and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986:

•	Jerald Rosen, Chairman

•	Leonard Glazer

•	Maurice Hopkins

The Compensation Committee met eleven times in 2003. The Committee’s written charter setting forth the Committee’s purpose and responsibilities can be accessed through Applica’s website at www.applicainc.com.

     Audit Committee. The functions of the Audit Committee and its activities during fiscal 2003 are described below under the heading “Report of the Audit Committee”. The Audit Committee is currently composed of the following directors, each of whom is independent of Applica under the standards set forth in the listing requirements of the New York Stock Exchange:

•	Jerald Rosen, Chairman

•	Leonard Glazer

•	Paul Sugrue

The Audit Committee met ten times in 2003. The Committee’s written charter setting forth the Committee’s purpose and responsibilities is attached hereto as Exhibit A and can be accessed through Applica’s website at www.applicainc.com.

     Acquisition Committee. The Acquisition Committee is responsible for approving any acquisition or other business combination in which the aggregate consideration paid by Applica or its subsidiaries is in excess of $150 million. The Acquisition Committee is currently composed of the following directors and did not meet in 2003:

•	David Friedson, Chairman

•	Jerald Rosen

•	Paul Sugrue

Does Applica have an audit committee financial expert?

     Although each of the members of the Audit Committee are financially literate and at least one member has accounting or related financial management expertise as required by the New York Stock Exchange listing standards, none of the members meet the definition of “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. Although, we believe that the present members of the Audit Committee have sufficient knowledge and experience in financial affairs to effectively perform their duties, the Board is currently discussing whether or not to add such an individual to the Board of Directors and Audit Committee.

Who is the Board’s presiding director?

     In February 2003, the Board of Directors created a new position of presiding director, whose primary responsibility is to preside over periodic executive sessions of the Board of Directors in which management directors do not participate. The presiding director also advises the Chairman of the Board and the Committee chairs with respect to agendas and information needs relating to Board and Committee meetings and performs other duties that the Board may from time to time delegate to assist it in the fulfillment of its responsibilities. The non-management members of the Board of Directors have designated Jerald Rosen to serve in this position until the 2004 annual meeting of shareholders.

How do I communicate with the Board of Directors?

     Shareholders and other parties interested in communicating directly with the presiding director or with the non-management directors as a group may do so by writing to Presiding Director, Applica Incorporated, 5980 Miami Lakes Drive, Miami Lakes, Florida 33014. Shareholders and other parties interested in communicating directly with an individual directors may do so by writing to such director, c/o Applica Incorporated, 5980 Miami Lakes Drive, Miami Lakes, Florida 33014.

How do I recommend a director candidate?

     Under Applica’s Bylaws, nominations for director may be made by a shareholder entitled to vote by delivering notice to Applica not less than 90 days nor more than 120 days prior to the first anniversary of the date of the notice of the preceding year’s annual meeting. Such notice must be sent to the Corporate Secretary and must set forth:

•	as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	as to the shareholder giving the notice, the name and address of such shareholder and the class and number of shares of Applica which are beneficially owned by such shareholder and also which are owned of record by such shareholder; and

•	as to the beneficial owner, if any, on whose behalf the nomination is made, the name and address of such person and the class and number of shares of Applica which are beneficially owned by such person.

Applica may also require any proposed nominee to furnish such other information as may reasonably be required by it to determine the eligibility of such proposed nominee as a director. The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders.

How does the Corporate Governance and Nominating Committee evaluate director nominees?

     The Committee seeks to create a Board that will bring to Applica a broad range of experience, knowledge and judgment. The Committee believes that director nominees should posses the highest personal and professional ethics, integrity and values and must be committed to representing the long-term interests of shareholders. A candidate’s breadth of experience should enable him or her to contribute significantly to the governance of Applica. The Committee will consider the candidate’s independence, as defined by the listing standards of the New York Stock Exchange. Additionally, director nominees should have sufficient time to effectively carry out their duties.

     Therefore, the Committee will also consider a candidate’s service on other boards. Although it does not have a formal policy regarding the identification and evaluation of director nominees, the Corporate Governance and Nominating Committee is in the process of developing such policy that will apply to all director nominees, including candidates recommended by shareholders.

* * * * *

Report of the Audit Committee

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Applica under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Applica specifically incorporates this Report by reference therein.

     As set forth in more detail in the Audit Committee Charter, the purpose of the Audit Committee is to assist the Board of Directors in its oversight of:

•	the integrity of Applica’s financial statements;

•	Applica’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Applica’s internal audit function and independent auditors;

     and to prepare this Report as required by the Securities and Exchange Commission.

     The Audit Committee consists entirely of independent directors who are not officers or employees of Applica. Each member is financially literate and at least one member has accounting or related financial management expertise as required by the New York Stock Exchange listing standards. However, Applica does not currently have a “financial expert” as defined in the rules of the Securities and Exchange Commission and is currently considering whether to add such an individual to the Board of Directors and the Audit Committee.

     The Committee has implemented procedures to ensure that during the course of each year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. The Audit Committee has reviewed the relevant requirements of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission adopted pursuant to the Sarbanes-Oxley Act and the new listing standards of the New York Stock Exchange regarding audit committee procedures and responsibilities. Although the Audit Committee’s existing procedures and responsibilities generally complied with the requirements of these rules and standards, the Board of Directors has revised the Committee’s charter to make explicit its adherence to them. The Committee’s written charter setting forth the Committee’s purpose and responsibilities is attached hereto as Exhibit A.

     To carry out its responsibilities, the Committee met ten times during 2003. These meetings included private sessions with Applica’s independent auditors and Applica’s internal auditors at which candid discussions of financial management, accounting and internal control issues took place.

     In overseeing the preparation of Applica’s financial statements, the Committee met with both management and Applica’s independent accountants to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee discussed the statements with both management and the outside auditors. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality of Applica’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     With respect to Applica’s outside auditors, Grant Thornton LLP, the Committee, among other things, received and discussed with them their written report on matters relating to their independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered with the auditors whether the provision of non-audit services provided by them to Applica during 2003 was compatible with the auditors’ independence.

     Finally, the Committee reviewed major initiatives and programs aimed at strengthening the effectiveness of Applica’s internal and disclosure control structure and continued to monitor the scope and adequacy of Applica’s internal auditing program.

     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the audited financial statements in Applica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission. Additionally, the Audit Committee approved the appointment of Grant Thornton LLP as the independent auditor for Applica for the 2004 year, subject to shareholder ratification.

     Management is responsible for Applica’s financial reporting process and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the independent auditors are responsible for auditing those financial statements. The Audit Committee is responsible for monitoring and reviewing these processes, not to conduct auditing or accounting reviews and procedures. Members of the Audit Committee are not required to be accountants or auditors by profession.

The Audit Committee
Jerald I. Rosen (Chairman)
Leonard Glazer
Paul K. Sugrue

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the aggregate compensation paid during 2003, 2002 and 2001 to Applica’s President and Chief Executive Officer (the “CEO”) and each of the four most highly compensated executive officers other than the CEO. The CEO and such other executive officers are sometimes referred to herein as the “Named Executive Officers.”

					Long-Term
					Compensation
		Annual			Awards
		Compensation (1)			Securities Underlying	All Other
					Options/SARs	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		(#)(2)	($)
David M. Friedson	2003	1,098,087	—		—	7,714	(3)
Chairman of the Board	2002	1,000,012	375,000		—	4,000
	2001	1,000,012	500,000		—	4,000

Harry D. Schulman	2003	536,200	—		—	12,380	(4)
President and Chief Executive	2002	500,006	150,000		50,000	8,930
Officer	2001	471,740	200,000		—	6,845

Michael J. Michienzi	2003	339,312	290,000	(5)	—	11,776	(6)
Senior Vice President – Global	2002	319,670	75,000		70,000	146,350
Business Development of	2001	309,322	100,000		—	11,990
Applica Consumer Products, Inc.

Terry Polistina	2003	265,005	250,000	(5)	—	6,646	(7)
Senior Vice President and	2002	240,006	67,500		50,000	4,899
Chief Financial Officer	2001	221,542	75,000		—	4,689

Albio Espinosa	2003	230,145	384,648	(8)	—	2,383	(9)
Vice President – Worldwide	2002	277,176	118,264		5,000	47,462
Manufacturing of Applica	2001	221,028	91,109		—	—
Consumer Products, Inc.

(1)	The column for “Other Annual Compensation” has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer, including car allowances and club memberships, did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus of such officer. The car allowance in 2003 for Mr. Friedson was $24,000, for Mr. Schulman was $24,000, for Mr. Michienzi was $11,700, for Mr. Polistina was $10,800 and for Mr. Espinosa was $27,400.

(2)	See “Aggregated Option/SAR Exercises and Year-End Option/SAR Value Table” below for additional information about these options. Applica has not granted any SARs.

(3)	This amount includes life insurance premiums of $3,714 paid by Applica and matching contributions made by Applica of $4,000 to its 401(k) Profit Sharing Plan.

(4)	This amount includes life insurance premiums of $8,380 paid by Applica and matching contributions made by Applica of $4,000 to its 401(k) Profit Sharing Plan.

(5)	These bonuses were awarded by management to enable these officers to repay outstanding loans to Applica, which were awarded under a lending policy adopted in 2000. The lending policy was terminated in 2002.

(6)	This amount includes life insurance premiums of $2,646 paid by Applica and matching contributions made by Applica of $4,000 to its 401(k) Profit Sharing Plan.

(7)	This amount includes life insurance premiums of $7,776 paid by Applica and matching contributions made by Applica of $4,000 to its 401(k) Profit Sharing Plan.

(Footnotes continued on next page.)

(8)	This bonus payment was a mandatory requirement under Mexican law. This is a non-recurring cash bonus, which was not tied to annual performance.
(9)	This amount represents life insurance premiums that were paid by Applica Manufacturing, S. de R.L. de C.V., Applica’s Mexican manufacturing subsidiary.

     Option/SAR Grants Table. There were no grants of stock options made during 2003 to any of the Named Executive Officers. Applica does not grant any stock appreciation rights.

     Aggregated Option/SAR Exercises and Year-End Option/SAR Value Table. The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of the end of 2003. No stock options were exercised during 2003 by the Name Executive Officers.

Aggregated Option/SAR Exercises in Fiscal Year 2003
and Fiscal Year-End Option/SAR Values

			Number of
			Securities		Value of
			Underlying		Unexercised
			Unexercised		In-the-Money
			Options/SARs at		Options/SARs at
			2003 Fiscal		2003 Fiscal
			Year-End (#)		Year-End ($)(1)
	Shares Acquired	Value	Exercisable (E)		Exercisable (E)
Name	on Exercise (#)	Realized ($)	Unexercisable( U)		Unexercisable(U)
David M. Friedson	—	—	687,540	(E)	$2,063,039	(E)
			0	(U)	$0	(U)
Harry D. Schulman	—	—	164,667	(E)	$379,626	(E)
			33,333	(U)	$89,999	(U)
Michael J. Michienzi	—	—	63,334	(E)	$102,752	(E)
			46,666	(U)	$125,998	(U)
Terry Polistina	—	—	49,167	(E)	$86,688	(E)
			33,333	(U)	$89,999	(U)
Albio Espinosa	—	—	26,967	(E)	$36,001	(E)
			5,533	(U)	$8,999	(U)

(1)	Based on the closing price of Applica’s common stock on December 31, 2003 as reported by the New York Stock Exchange, which was $7.60.

(2)	“Value Realized” is the difference between the exercise price and the market price on the exercise date multiplied by the number of options exercised. “Value Realized” numbers do not necessarily reflect what the executive might receive if he sells the shares acquired by the option exercise, because the market price of the shares at the time of sale may be higher or lower than the price on the exercise date of the option.

     Equity Compensation Plans. The following table summarizes our equity compensation plans as of December 31, 2003. Applica has not granted any warrants or stock appreciation rights.

Number of
securities
remaining
available for
the future
	Number of		issuance under
	securities to be	Weighted-	equity
	issued upon	average	compensation
	exercise of	exercise price	plans
	outstanding	of outstanding	(excluding
	options,	options,	securities
	warrants and	warrants and	reflected in
	rights	rights	column(a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,376,703	$6.58	1,124,392
Employee stock purchase plan approved by security holders	N/A	N/A	236,042
Equity compensation not approved by security holders(1)	466,415	$6.98	—

Total	2,843,118		1,360,434

(1)	Applica has granted non-qualified stock options, which were not issued under a formal plan and which were not approved by security holders. No such options have been granted since 1998.

Report of the Compensation Committee on Executive Compensation

     The following Report of the Compensation Committee and the performance graph which follows do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Applica under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Applica specifically incorporates this Report or the performance graph by reference therein.

     Role and Composition of the Compensation Committee. The Compensation Committee approves Applica’s overall compensation philosophy and administers and periodically reviews Applica’s short-term and long-term incentive plans for its executive officers. The Committee establishes the salaries and other compensation of the Chairman of the Board and the President and Chief Executive Officer, establishes and reviews their respective corporate goals and objectives and evaluates each such officer’s annual performance against such goals and objectives. The Committee also reviews and approves the actions of Applica’s Benefits Committee and Applica’s pension and employee welfare benefit plans. The Committee’s written charter setting forth the Committee’s purpose and responsibilities can be accessed through Applica’s website at www.applica.com.

     The Committee consists entirely of independent directors who are not officers or employees of Applica.

     The Committee makes use of Applica resources and has retained independent counsel to assist it in fulfilling its duties.

     Philosophy. The Committee’s executive compensation philosophy is to attract, motivate and retain high quality executives necessary to enable Applica to achieve its business goals in order to drive profitable growth and superior long-term shareholder value. To accomplish this goal, Applica strives to provide competitive levels of total target compensation. The Committee’s policy is that a significant portion of the executive’s total target compensation should be tied both to achievement of Applica’s annual and long-term performance goals, and achievement of certain identified personal goals.

     The Committee believes that Applica’s compensation philosophy should be measured over a sufficiently long period to enable it to determine whether its compensation programs are in line with, and responsive to, shareholder expectations. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it determines appropriate compensation for the Chairman and the President and Chief Executive Officer. It also relies on its business judgment.

     Components of Executive Compensation. In order to establish total target compensation levels for Applica executives, the Committee considers total compensation in the competitive market. The total compensation package for Applica executives consists of the three basic components of salary, annual incentive and long-term incentives, as discussed below. Base salary and target bonus levels are generally set at the market median with differences where warranted. Information about appropriate salary levels has been determined by reviewing public disclosures of a comparison group of 12 companies in the consumer durable goods manufacturing industry, compensation surveys and Applica’s recruiting activities.

     Base Salaries. Base salary is the only fixed portion of an executive’s compensation. Base salaries are determined based upon relative responsibilities and functions, as well as the executive’s experience and skills. Base salaries are reviewed annually and any additional increases are based on competitive practices, as well as the performance of Applica and the executive officer, including the executive’s contribution to the achievement of financial performance and other key goals established for Applica during the year.

     The salaries paid to the Named Executive Officers for the past three years are shown in the table on page 13. Certain of Applica’s executive officers (including the five Named Executive Officers) are parties to employment agreements with Applica. Some of these employment agreements provide for an annual salary increase equal to the increase in the consumer price index. These adjustments were not made during certain of the past four years. In 2003, the base salaries of David Friedson, Harry Schulman and Michael Michienzi were increased prospectively by an amount equal to the cumulative foregone increase for the years in which they did not receive the consumer price index increase required by their contracts.

     Annual Incentive Bonuses. Annual bonus payments to executive officers are generally tied to Applica’s achievement of certain objective goals and the executive’s achievement of certain personal performance goals. The corporate goal for 2003 was an internally defined cash flow number. The personal goals for senior management are evaluated and approved by the Committee each year. Maximum annual performance bonuses range from 15% to 115% of base salary measured as of the end of the preceding year. The percentage is determined by the executive’s position and responsibilities. Mr. Friedson and Mr. Schulman are also eligible for a special bonus in an amount set by the Committee in its sole discretion. Certain management employees of Applica’s subsidiaries in Hong Kong and Mexico receive an annual cash bonus in an amount which ranges from one to three months base salary. These bonuses are in accordance with the customary practice in those countries and are not tied to achievement of individual or company performance goals.

     Applica did not meet the cash flow goals established for 2003; as a result no cash bonuses were paid to executive officers pursuant to this portion of their bonus formula.

     Bonuses are generally paid in the first quarter of the following year. The bonuses paid to the Named Executive Officers for the past three years are shown in the table on page 13.

     Long-Term Incentive Compensation. The Committee supports awards of equity based compensation in order to align the interests of Applica executives with Applica shareholders. At the current time, the Committee is authorized to grant stock options to Applica’s executive officers pursuant to the 1996 Stock Option Plan, the 1998 Stock Option Plan and the 2000 Stock Option Plan. The Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the terms upon which option grants are made, the duration of the options and the number of shares subject to each option. Historically, it was the Compensation Committee’s intention that, over time, compensation opportunities from option grants would constitute a significant portion of each executive officer’s total compensation. However, the Committee is closely monitoring the trend regarding expensing stock options and re-evaluating the role of stock options as a component of long-term compensation. Currently, the Board of Directors has chosen not to expense stock options because of the debate over the methodologies for calculating the expense. If the accounting treatment of stock options is modified, the Committee will have to weigh the financial impact to Applica with the benefits of stock option compensation. The Compensation Committee is also in the process of reviewing other alternative forms of long-term compensation that will motivate Applica’s executives and align their interests with those of the shareholders.

     The size of the stock option grant is generally based on the position of the recipient. The Compensation Committee reviews the overall performance of Applica and of each individual executive officer, as well as past option grants to each executive officer, and makes decisions about recipients and grant sizes for the year. Stock options are granted at the market price of Applica’s stock on the grant date, generally vest over a period of five years and expire after ten years. Stock options will only have value if the stock appreciates after the options are granted. No stock options were granted to executive officers in 2003.

     Compensation of Chairman of the Board. David M. Friedson is Applica’s Chairman of the Board. The terms and conditions of Mr. Friedson’s compensation are set by his employment agreement which is described on page 19. After nearly seven years of serving as Applica’s Chief Executive Officer and Chairman of the Board, Mr. Friedson assumed the position of Applica’s Chairman of the Board and Harry D. Schulman was promoted to serve as Applica’s President and Chief Executive Officer. The Compensation Committee is in the process of reviewing the terms and conditions of Mr. Friedson’s employment agreement and anticipates that it will be modified in 2004. Pursuant to Mr. Friedson’s employment agreement, he is entitled to receive an annual salary increase equal to the increase in the consumer price index. However, from 1999 to 2002, these adjustments were not made. In January 2003, Mr. Friedson’s salary was increased prospectively for the cumulative foregone consumer price index increase for the years in which such increase was not received. Mr. Friedson did not otherwise receive an increase in base salary in 2003.

     Mr. Friedson is also eligible to receive an annual performance bonus based upon the achievement by Applica of certain objective earnings goals and the completion of personal performance goals set by the Compensation Committee each year. The performance bonus can range from 85% to 115% of his base salary, depending on his performance and the performance of Applica. Mr. Friedson did not receive an annual performance bonus in 2003 because the corporate performance goal previously established by the Compensation Committee was not met.

     Mr. Friedson is eligible to receive a discretionary incentive bonus determined by the Compensation Committee. In 1996, Applica made an equity investment in Anasazi Partners, L.P., a limited partnership, which made an investment in the ZonePerfect Nutrition Company. The sale of this business by Anasazi in 2003 resulted in a significant gain to Applica. This investment opportunity was originally offered to Mr. Friedson personally, at a time when he served as President and Chief Executive Officer of Applica. However, he realized that there was a business opportunity for Applica and presented the opportunity to Applica. The Committee determined that David Friedson’s creativity, initiative and management skills were primarily responsible for Applica’s ability to realize this significant gain. The cash realized from the Anasazi investment was used to pay down high yield debt, resulting in a significant ongoing benefit to Applica. The Committee believes that David Friedson’s efforts and achievements in connection with the Anasazi transaction were exceptional. However, in light of the fact that Applica was in the midst of a cost-reduction program in 2003, the Committee did not award Mr. Friedson a discretionary incentive bonus for 2003.

     Compensation of President and Chief Executive Office. In February 2003, Harry D. Schulman was elected President and Chief Executive Officer. Mr. Schulman is a party to an employment agreement that sets the terms and conditions of his employment. This agreement is described on page 19. Pursuant to Mr. Schulman’s employment agreement, he is entitled to receive an annual salary increase equal to the increase in the consumer price index. However, in 2000 and 2002, these adjustments were not made. In January 2003, Mr. Schulman’s base salary was increased prospectively for the cumulative foregone consumer price index increase for the years in which such increase was not received. Mr. Schulman did not otherwise receive an increase in base salary in 2003.

     Mr. Schulman is also eligible to receive an annual performance bonus based upon the achievement by Applica of certain objective earnings goals and the completion of personal performance goals set by the Compensation Committee each year. The performance bonus can range from 35% to 75% of his base salary, depending on his performance and the performance of Applica. Mr. Schulman did not receive an annual performance bonus in 2003 because the corporate and individual performance goals previously established by the Compensation Committee were not met.

     The Committee is in the process of reviewing Mr. Schulman’s compensation and anticipates that Mr. Schulman’s compensation will be increased in 2004 in light of his increased duties and responsibilities.

The Compensation Committee
Jerald I. Rosen (Chairman)
Leonard Glazer
J. Maurice Hopkins

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors consists of Jerald I. Rosen, Leonard Glazer and J. Maurice Hopkins. Messrs. Rosen, Glazer and Hopkins are independent directors of Applica and are not affiliated with any principal shareholder of Applica.

Comparative Performance by Applica

      Set forth below is a five-year graphic comparison of the yearly percentage change in Applica’s cumulative shareholder return on its common stock with the cumulative total return of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s SmallCap 600 Stock Index.

Fiscal Year	Applica	SmallCap 600	S&P 500

1998	$100	$100	$100
1999	$219	$112	$121
2000	$63	$126	$110
2001	$116	$134	$97
2002	$65	$114	$76
2003	$98	$159	$97

NOTE:	The comparisons in this table are required by the SEC and are not intended to forecast or be indicative of possible future performance of the Applica common stock. Assumes that $100 was invested on December 31, 1998 in the Applica common stock, the S&P 500 Index and the S&P SmallCap 600 Index and that dividends were reinvested quarterly.

Employment Agreements

     David M. Friedson. In June 1999, Applica Incorporated entered into an employment agreement with David M. Friedson, its Chairman of the Board and former Chief Executive Officer. Under this agreement, Mr. Friedson is employed for continuous five-year periods such that on each anniversary of the agreement, the term is automatically extended for an additional year unless written notice of an intention not to extend is given by either party. The agreement provides for minimum annual base salary, subject to adjustment based on the increase in the consumer price index, in addition to other benefits and annual stock option grants at the discretion of the Compensation Committee. Mr. Friedson’s current base salary is $1,102,010. The agreement also provides for an automobile allowance of $2,000 per month. Under the agreement, Mr. Friedson is entitled to an annual performance bonus based upon Applica’s achievement of certain objective earnings goals and his completion of personal performance goals set by the Compensation Committee each year. The performance bonus can be between 85% and 115% of his base salary, depending on his performance. Mr. Friedson is also entitled to such additional bonuses as may be determined from time to time by the Compensation Committee. Additionally, Applica may provide Mr. Friedson with life insurance in an amount equal to five times his annual base salary. Mr. Friedson also receives reimbursement of (1) annual dues in a country club and (2) tax preparation and financial planning on an annual basis up to a maximum of $20,000. Pursuant to the agreement, Applica will reimburse Mr. Friedson, on an after tax basis, for the net increase in his total federal, state, and local income tax liability that results from the compensation received being subject to any New York state or local income taxes. The reimbursement amount is determined by the Compensation Committee, upon the submission of proper substantiation Mr. Friedson.

     Mr. Friedson’s employment agreement contains certain non-competition, non-disclosure and non-solicitation covenants. Mr. Friedson can be terminated for cause, in which case all obligations of Applica under the agreement immediately terminate, or without cause, in which case he is entitled to a lump sum payment equal to (1) five times his annual base salary and (2) five times his prior year performance bonus, plus specified welfare benefits. If, at any time during the term of the agreement, there is a change in control of Applica and within one year after such change in control, (1) Mr. Friedson is terminated without cause or (2) if he terminates his employment under specific circumstances, then Applica must pay Mr. Friedson a lump sum equal to five times his base salary and five times his prior year performance bonus, along with specified welfare benefits. Additionally, any outstanding options held by Mr. Friedson may be exercised and the underlying shares sold without restrictions imposed by Applica. Pursuant to his employment agreement, if any portion of the change-in-control payment made to Mr. Friedson is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, Applica must also make a payment to him in an amount equal to the excise tax imposed.

     Upon the termination of his employment contract (other than as a result of a change in control), Mr. Friedson will be retained by Applica as an advisor and consultant for a five-year term, which is automatically extended for an additional year on each anniversary of the term. Mr. Friedson’s annual compensation during such advisory term will be 60% of his average annual base salary and bonuses for the three years prior to the start of such term. If there is a change in control of Applica during the advisory term, Mr. Friedson has the option of terminating his services. In such event, Applica must pay Mr. Friedson a lump sum equal to the compensation he would have earned during the remainder of the term, discounted by 10% for each year by which such payments are accelerated.

     Harry D. Schulman. In August 1999, Applica Incorporated entered into an employment agreement with Harry D. Schulman, its President and Chief Executive Officer. Under this agreement, Mr. Schulman is employed for continuous three-year periods such that on each anniversary of the agreement, the term is automatically extended for an additional year unless written notice of an intention not to extend is given by either party. The agreement provides for minimum annual base salary, subject to adjustment based on the increase in the consumer price index, in addition to other benefits and annual stock option grants at the discretion of the Compensation Committee. Mr. Schulman’s current annual base salary is $561,834. The agreement also provides for an automobile or monthly automobile allowance. Under the agreement, Mr. Schulman is entitled to an annual performance bonus based upon Applica’s achievement of certain objective earnings goals and his completion of personal performance goals set by the Compensation Committee each year. Mr. Schulman is also entitled to such additional bonuses as may be determined from time to time by the Compensation Committee. Additionally, Applica provides Mr. Schulman with life insurance in an amount equal to five times his annual base salary. Mr. Schulman also receives reimbursement of (1) annual dues in a country club and (2) tax preparation and financial planning on an annual basis up to a maximum of $5,000.

     Mr. Schulman’s employment agreement contains certain non-competition, non-disclosure and non-solicitation covenants. Mr. Schulman can be terminated for cause, in which case all obligations of Applica under the agreement immediately terminate, or without cause, in which case he shall be entitled to a lump sum payment equal to (1) three times his annual base salary and (2) three times his prior year performance bonus, plus specified welfare benefits. If, at any time during the term of the agreement, there is a change in control of Applica and within one year after such change in control (1) Mr. Schulman is terminated without cause or (2) if he terminates his employment under specific circumstances, then Applica must pay Mr. Schulman a lump sum equal to three times his base salary and three times his prior year performance bonus, along with specified welfare benefits. Additionally, any outstanding options held by Mr. Schulman may be exercised and the underlying shares sold without restrictions imposed by Applica. Pursuant to his employment agreement, if any portion of the change-in-control payment made to Mr. Schulman is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, Applica must also make a payment to him in an amount equal to the excise tax imposed.

     Michael J. Michienzi. In July 2000, Applica Consumer Products, Inc. entered into an employment agreement with Michael J. Michienzi, its Senior Vice President – Global Business Development. Under this agreement, Mr. Michienzi is employed until June 30, 2004, which term is automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. The agreement provides for minimum annual base salary, subject to adjustment based on the increase in the consumer price index, in addition to other benefits and annual stock option grants at the discretion of the Compensation Committee. Mr. Michienzi’s current annual base salary is $345,358. The agreement also provides for an automobile allowance of $975 per month. Under the agreement, Mr. Michienzi is entitled to an annual performance bonus based upon Applica’s achievement of certain objective earnings goals and his completion of personal performance goals set by the Compensation Committee each year. The performance bonus can be between 20% and 50% of his base salary, depending on his performance. Additionally, Applica provides Mr. Michienzi with life insurance in an amount equal to five times his annual base salary. Mr. Michienzi also receives reimbursement of (1) annual dues in a country club and (2) tax preparation and financial planning on an annual basis up to a maximum of 1% of his annual base salary.

     Mr. Michienzi’s agreement contains certain non-competition, non-disclosure and non-solicitation covenants. Mr. Michienzi can be terminated for cause, in which case all obligations of the company under the agreement immediately terminate, or without cause, in which case he is entitled to a lump sum payment equal to two and one-half times his base salary and two and one-half times his prior year performance bonus, plus specified welfare benefits. If, at any time during the term of the agreement, there is a change in control of Applica and within one year after such change in control (1) Mr. Michienzi is terminated without cause or (2) if he terminates his employment under specific circumstances, the company must pay Mr. Michienzi a lump sum equal to two and one-half times his base salary and two and one-half times his prior year performance bonus, along with specified welfare benefits. Additionally, any outstanding options held by Mr. Michienzi may be exercised and the underlying shares sold without restrictions imposed by Applica. Pursuant to his employment agreement, if any portion of the change-in-control payment made to Mr. Michienzi is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, the company must also make a payment to him in an amount equal to the excise tax imposed.

     Terry Polistina. In July 2000, Applica Incorporated entered into an employment agreement with Terry Polistina, its Senior Vice President and Chief Financial Officer. Under this agreement, Mr. Polistina is employed until June 30, 2004, which term will be automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. The agreement provides for minimum annual base salary, subject to adjustment based on the increase in the consumer price index, in addition to other benefits and annual stock option grants at the discretion of the Compensation Committee. Mr. Polistina’s current annual base salary is $275,002. The agreement also provides for an automobile allowance of $900 per month. Under the agreement, Mr. Polistina is entitled to an annual performance bonus based upon Applica’s achievement of certain objective earnings goals and his completion of personal performance goals set by the Compensation Committee each year. The performance bonus can be between 5% and 25% of his base salary, depending on his performance.

     Mr. Polistina’s agreement contains certain non-competition, non-disclosure and non-solicitation covenants. Mr. Polistina can be terminated for cause, in which case all obligations of the company under the agreement immediately terminate, or without cause, in which case he is entitled to a lump sum payment equal to one and one-half times his base salary and one and one-half times his prior year performance bonus, plus specified welfare benefits. If, at any time during the term of the agreement, there is a change in control of Applica and within one year after such change in control (1) Mr. Polistina is terminated without cause or (2) if he terminates his employment under specific circumstances, the company must pay Mr. Polistina a lump sum equal to one and one-half times his base salary and one and one-half times his prior year performance bonus, along with specified welfare benefits. Additionally, any outstanding options held by Mr. Polistina may be exercised and the underlying shares sold without restrictions imposed by Applica. Pursuant to his employment agreement, if any portion of the change-in-control payment made to Mr. Polistina is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, the company must also make a payment to him in an amount equal to the excise tax imposed.

     Albio Espinosa. In July 1989, Applica Manufacturing, S. de R.L. de C.V. entered into an employment agreement with Albio Espinosa, who currently serves as Vice President – Worldwide Manufacturing of Applica Consumer Products, Inc. The contract is a standard agreement required by Mexican law and includes typical provisions for vacation and payment of salary, which at December 31, 2003 was approximately $230,145. The contract also includes certain non-disclosure provisions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Matters Relating to Ourimbah Investment Limited. Ourimbah Investment Limited, a Hong Kong company, owns approximately 7.7% of the outstanding common stock of Applica. Messrs. Lai Kin and Lam King Loi are majority owners of Ourimbah. Mr. Lai Kin serves as a member of the Board of Directors of Applica and is the former Chairman of Applica Durable Manufacturing Limited, Applica’s Hong Kong manufacturing subsidiary. Mr. Lam King Loi is the former Vice Chairman of Applica Durable Manufacturing Limited.

     In April 1994, in connection with the purchase by Applica of the remaining 20% of the outstanding shares of Applica Durable Manufacturing Limited from Ourimbah, Applica agreed, upon a change of control of Applica prior to July 2009 (as defined in the acquisition agreement), to make an additional payment to Ourimbah in respect of the shares of Applica Durable being purchased under the agreement. The payment is equal to the greater of (i) the same multiple of earnings per share paid for the shares of common stock of Applica received in connection with such change of control or (ii) the same multiple of net asset value per share paid for the shares of common stock of Applica received in connection with such change of control.

     In addition, Applica agreed to use its best efforts to recommend to its shareholders and directors that two individuals be nominated by Mr. Lai Kin and deemed suitable by Applica be appointed as members of Applica’s Board of Directors. Applica further agreed to maintain the composition of Durable’s Board of Directors equally divided between designees of Ourimbah and persons selected by Applica. Accordingly, for so long as (i) such designees of Ourimbah who are present members of the Board of Directors of Durable remain shareholders of Ourimbah, and (ii) Ourimbah remains a shareholder of Applica, Applica must vote its shares of Durable to appoint such designees of Ourimbah to the Durable Board. When any member of the Durable Board who has been designated by Ourimbah ceases to be a shareholder of Ourimbah, such designee shall no longer be entitled to serve on the Durable Board, and Applica shall have the right to designate a replacement member to the Durable Board in its sole discretion.

     Additionally, Applica has agreed to use its best efforts to recommend to its shareholders and directors that Lai Kin be appointed as, and remain a member of, Applica’s Board of Directors for such time as Mr. Lai (or Ourimbah) continues to be a shareholder of Applica and continues to be employed by Durable and/or any other affiliate of Applica.

     Applica Durable Manufacturing Limited leases certain factories and worker dormitories in China from Ourimbah, which facilitated the building of such factories and dormitories with the local government. The rental payments made to Ourimbah during the year ended December 31, 2003 totaled approximately $838,000. The rental charges are generally comparable to the rates charged Applica Durable Manufacturing Limited by the local government for similar buildings and dormitories.

     Loans. Applica has a loan outstanding to David M. Friedson, its Chairman of the Board. The loan, which is unsecured, bears interest at LIBOR plus 1.5% per annum (2.62% at December 31, 2003) and is payable upon demand. Interest is payable on the due date. At December 31, 2003, the balance of such loan, including accrued interest, was approximately $1,039,000.

     In April 1999, Applica sold 210,000 shares of its common stock to Mr. Friedson at the fair market value of $7.125 per share and provided a loan in the amount of $1,496,250 that was used in connection with the purchase of such shares. The loan is on a full recourse basis and is secured by shares of common stock held by Mr. Friedson. The loan is due in April 2005. The loan bears interest at the rate of LIBOR plus 2.75% per annum (3.87% at December 31, 2003). Interest is payable on the due date. The amount due to Applica, including accrued interest, at December 31, 2003 was approximately $1,949,000.

     Sales Representative Relationships. Applica Consumer Products, Inc. uses the services of TJK Sales, Inc. (“TJK”), an independent sales representative. Thomas J. Kane, a member of Applica’s Board of Directors, is the sole shareholder and Chief Executive Officer of TJK. Applica Consumer Products, Inc. entered into an agreement with TJK, pursuant to which Applica agreed to pay $3,000 per month plus certain expenses in return for TJK’s services as a sales representative to J.C. Penney. The agreement may be terminated by either party on 30 days’ notice. Payments to TJK totaled approximately $36,000 in 2003. Applica also reimburses TJK for related out-of-pocket expenses.

     Employment and Related Matters. In 1983, Belvin Friedson, the founder of Applica, entered into an employment agreement with Applica. Pursuant to his employment agreement, Mr. Friedson currently provides advisory services to Applica. In 2003, Mr. Friedson received annual compensation from Applica of approximately $375,000 under such agreement. He also participates in the executive life insurance plan and has use of a company car. Mr. Friedson is the father of David M. Friedson, Applica’s Chairman of the Board.

     Barbara Friedson Garrett, the sister of David Friedson, has been employed by Applica Consumer Products, Inc. as a Senior Vice President since 1983 and served in other capacities with Applica since 1973. Ms. Garrett’s current employment agreement, dated July 18, 1983, will be terminated in July 2004. After such time, Ms. Garrett will remain an employee of Applica Consumer Products, Inc., but her compensation will be reduced to approximately $175,000. Ms. Garrett was paid $358,000 for her services during the year ended December 31, 2003.

     Mr. Lai Kin, a majority owner of Ourimbah, serves as a member of the Board of Directors of Applica and the former Chairman of Applica Durable Manufacturing Limited and was paid total compensation of approximately $563,000 for his services during the year ended December 31, 2003. Mr. Lai has been employed by Applica Durable since 1970. Mr. Lam King Loi, a majority owner of Ourimbah, is the former Vice Chairman of Applica Durable Manufacturing Limited and was paid total compensation of approximately $295,000 for his services during the year ended December 31, 2003. Mr. Lam has been employed by Applica Durable since 1970.

     Ben Lai, the son of Mr. Lai Kin, is employed by Applica Durable Manufacturing Limited as the Managing Director and was paid total compensation of approximately $368,000 for his services during the year ended December 31, 2003. Ben Lai has been employed by Applica Durable since 1990. Desmond Lai, the son of Mr. Lai Kin, is employed by Applica Consumer Products, Inc. and was paid total compensation of approximately $321,000 for his services during 2003. Desmond Lai has been employed by Applica Durable since 1986. Eliza Lai, the daughter of Mr. Lai Kin, is employed by Applica Durable Manufacturing Limited as the General Manager — Purchasing and was paid total compensation of approximately $187,000 for her services during the year ended December 31, 2003, respectively. Eliza Lai has been employed by Applica Durable since 1983. Jannie Fung, Desmond Lai’s wife, was employed by Applica Durable Manufacturing Limited as a Senior Product Manager and was paid total compensation of approximately $83,530 for her services during 2003. Jannie Fung has been employed by Applica Durable since 1977 and resigned her position effective April 2003.

     Dubel Industrial Limited. Applica Durable Manufacturing was the majority shareholder of Dubel Industrial Limited, which owned a dormitory building located in China. Certain employees of Durable who resided in the dormitories were given shares of Dubel as a form of employee benefit. As a shareholder, these employees would also receive cash distributions based on the rental payments received by Dubel. In December 2003, Applica Durable purchased the shares of Dubel held by employees and Dubel is currently a 100% owned subsidiary of Applica Durable. In 2003, in connection with the cash distributions and the repurchase of the shares, Lai Kin and his family received approximately $109,400 and Lam King Loi received $17,800.

     Charitable Contributions. During 2003, Applica made contributions to the United Way of approximately $203,000. Barbara Friedson Garrett serves as a member of the Executive Committee of the United Way of Miami-Dade County.

PROPOSAL TWO

RATIFICATION OF REAPPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as Applica’s independent accountants for the fiscal year ended December 31, 2004, subject to the ratification of the appointment by the shareholders. Grant Thornton has served as Applica’s independent accountants since 1976. A representative of Grant Thornton LLP is expected to be present at the annual meeting to make a statement, if he desires to do so, and to respond to appropriate questions.

     Audit Fees. Fees paid to Grant Thornton relating to the audit of the consolidated annual financial statements, including statutory audits of foreign subsidiaries, and its limited reviews of Applica’s unaudited condensed consolidated interim financial statements totaled approximately $667,000 in 2003 and $661,000 in 2002.

     Audit-Related Fees. Fees for audit related services paid to Grant Thornton totaled approximately $137,000 in 2003 and $71,000 in 2002. Audit related services included fees for employee benefit plans, internal control reviews and accounting advice.

     Tax Fees. Fees for tax services paid to Grant Thornton, including tax compliance, tax advice and tax planning, totaled approximately $326,000 in 2003 and $250,000 in 2002.

     All Other Fees. No other fees were paid to Grant Thornton LLP during 2003 or 2002.

     Pre-Approval Policy. The Audit Committee has adopted the Audit and Non-Audit Services Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by Grant Thornton may be pre-approved. As permitted by applicable regulations, the policy uses a combination of specific pre-approval on a case-by-case basis of individual engagements and general pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed annually by the Audit Committee.

     The pre-approval policy was adopted on April 28, 2003. All engagements of Grant Thornton to perform any audit services and non-audit services since that date have been pre-approved by the Audit Committee in accordance with the policy. The policy has not been waived in any instance. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

     In the event that shareholders do not ratify the appointment of Grant Thornton, the Audit Committee of the Board of Directors will reconsider the appointment.

     The Board of Directors recommends that the shareholders vote “FOR” ratification of the appointment of Grant Thornton LLP as Applica’s independent accountants for fiscal 2004.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS
AND DIRECTOR NOMINATIONS

     Shareholder Proposals. Any shareholder who intends to present a proposal at the 2005 annual meeting of shareholders and who wishes to have their proposal included in the proxy statement for that meeting, must deliver the proposal, not exceeding 500 words in length, to the Corporate Secretary of Applica in writing not later than December 2, 2004.

     Advance Notice Procedures. Under Applica’s Bylaws, nominations for director may be made only by the Board or a Board committee, or by a shareowner entitled to vote who delivers notice to Applica not less than 90 days nor more than 120 days prior to the first anniversary of the date of the notice of the preceding year’s annual meeting. For Applica’s meeting in the year 2005, we must receive this notice on or after December 2, 2004, and on or before January 1, 2005. Nominations that are timely received will be considered by the Corporate Governance and Nominating Committee of the Board of Directors.

     The Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of meeting or as otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered notice to the company (containing certain information specified in the

Bylaws) within the time limits described above for delivering notice of a nomination for the election of a director. Therefore, any shareholder proposal submitted other than for inclusion in our proxy materials must be received within the time limits or will be considered untimely.

     A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to Applica’s Corporate Secretary at 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467.

OTHER BUSINESS

     As of the date of this proxy statement, the Board of Directors knows of no other business to be presented at the 2004 annual meeting of shareholders. If any other business should properly come before the meeting, including any matter omitted from the proxy statement pursuant to the rules of the Securities and Exchange Commission, the persons named in the accompanying proxy will vote thereon in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with their judgment.

     Mailing Address. The mailing address of our principal executive offices is 5980 Miami Lakes Drive, Miami Lakes, Florida 33014.

By Order of the Board of Directors
/s/ Lisa R. Carstarphen
Lisa R. Carstarphen
Corporate Secretary

Miami Lakes, Florida
April 2, 2004

Exhibit A

APPLICA INCORPORATED
AUDIT COMMITTEE CHARTER

Purpose

     The purpose of the Audit Committee shall be (1) to assist the Board of Directors in its oversight of:

•	the integrity of the financial statements of the Company;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditors;

and (2) to prepare an Audit Committee Report as required by the Securities and Exchange Commission to be included in the Company’s Annual Proxy Statement.

Duties and Responsibilities

     The Audit Committee shall have the following duties and responsibilities:

1.	To discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and all matters required to be reviewed under applicable legal, regulatory or New York Stock Exchange requirements.

2.	To discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

3.	To review the Company’s financial reporting and accounting standards and principles, significant changes in such standards or principles, or in their application, and the key accounting decisions affecting the Company’s financial statements, including alternatives to, and the rationale for, the decisions made.

4.	To review with the independent auditor its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such matters as are required to be discussed with the Audit Committee under generally accepted accounting principles.

5.	To recommend, for shareholder approval, the independent auditor to examine the Company’s accounts, controls and financial statements.

6.	To be directly responsible for the appointment, compensation, retention, evaluation, termination and oversight of the work of the Company’s independent auditor. The Committee shall be directly responsible for overseeing the work of the independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing and issuing an audit report or performing other audit, review or attest services for the Company. The Company’s independent auditor shall report directly to the Audit Committee.

7.	To establish policies and procedures for the review and pre-approval of all audit and non-audit services provided to the Company by the independent auditor (including the fees and terms thereof), with exceptions for de minimis amounts under certain circumstances as described by law. The Committee has the sole authority to approve all engagement fees and terms, as well as all significant non-audit engagements with the independent auditor.

8.	At least annually, to obtain and review a report by the independent auditor describing (a) the firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues.

9.	To review at least annually all relationships between the independent auditor and the Company in order to assess the independence of the auditor.

10.	To review and discuss with the independent auditor (a) its audit plans, and audit procedures, including the scope, fees and timing of the audit; (b) the results of the annual audit examination and accompanying management letters; and (c) the results of the independent auditor’s procedures with respect to interim periods.

11.	To review and evaluate the qualifications, performance and independence of the independent auditor and of the lead audit partner of the independent auditory and present its conclusions with respect to the independent auditor to the full Board not less than annually.

12.	To review with management and the independent auditor, as appropriate, any audit problems or difficulties encountered in the course of the audit work and management’s response thereto, including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management.

13.	To set clear hiring policies for employees or former employees of the independent auditors.

14.	To review and approve the internal audit staff function, including (a) purpose, authority and organizational reporting lines; (b) annual audit plan, budget and staffing; and (c) concurrence in the appointment and compensation of the Director of the Internal Audit Department.

15.	To review with the management, the independent auditor, the Director of the Internal Audit Department, or such others as the Audit Committee deems appropriate, (a) the adequacy and effectiveness of the Company’s internal controls (including any significant deficiencies and significant changes in internal controls reported to the Audit Committee by the independent auditor or management); (b) the Company’s internal audit procedures and internal system of audit and financial controls and (c) the adequacy and effectiveness of the Company’s disclosure controls and procedures, and management’s report thereon.

16.	To review policies and procedures with respect to executive officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the Internal Audit Department or the independent auditor.

17.	To review and approve related party transactions.

18.	To discuss policies with respect to risk assessment and risk management, including the Company’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

19.	To establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or audit and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

20.	To review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the Company. In connection with these reviews, the Committee shall meet, as deemed appropriate, with the Vice President – Legal and other company officers or employees.

21.	To prepare and publish an annual Committee report in the Company’s proxy statement.

22.	At least annually, to review the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

23.	When appropriate, to designate one or more of its members to perform certain of its duties on its behalf, subject to such reporting to or ratification by the Audit Committee as it shall direct.

24.	To perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

Membership

•	The Committee will have a minimum of three directors.

•	All Committee members shall be “independent” directors as determined in accordance with the New York Stock Exchange and Securities and Exchange Commission rules and regulations, and shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

•	All members of the Committee shall be financially literate and have sufficient financial experience and ability to enable them to discharge their duties and responsibilities.

•	At least one member of the Committee shall have accounting or related financial management expertise, as the Company’s Board of Directors interprets such qualification in its business judgment.

•	The Board will appoint the Committee members and a Chairman on an annual basis.

•	The Board may fill vacancies on the Committee.

•	The Board may remove a Committee member from the membership of the Committee at any time with or without cause.

•	Committee members shall not serve simultaneously on the audit committee of more than two other public companies.

Meetings

The Committee shall meet at least six times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee shall meet at least annually with management, the director of the Internal Audit Department and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed. The Committee may require any Company officer or employee or the Company’s outside counsel or external auditor to attend a Committee meeting or to meet with any members of, or consultants to, the Committee, and to provide pertinent information, as necessary.

The Committee shall maintain minutes and other relevant documentation of all its meetings.

Consultants

The Committee has sole authority to retain and terminate independent legal or accounting experts and other advisors of its selection as it determines necessary to carry out its duties and responsibilities, including sole authority to approve such consultant’s fees and other retention terms.

Board of Directors

The Committee shall report its actions and recommendations to the Board of Directors after each Committee meeting and provide copies of the minutes of the Committee meetings to the Board of Directors.

Annual Performance Evaluation

The Committee shall perform an annual self-evaluation of the performance of its duties and responsibilities.

APPLICA INCORPORATED

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

     The undersigned hereby appoints Adam L. Kaplan and Harry D. Schulman and each of them, each with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of Applica Incorporated (the “Company”) to be held at the University of Miami, James W. McLamore Executive Education Center, 5250 University Drive, Coral Gables, Florida 33124 on Tuesday, May 11, 2004, at 10:00 a.m., local time, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this card, and in their discretion upon such other matters as may come before the meeting.

This Proxy when properly executed will be voted as specified on the reverse side. If no direction is made, the Proxy will be voted “FOR” Proposal 1 and Proposal 2.

(Continued and to be signed on the other side)

Annual Meeting of Shareholders of
APPLICA INCORPORATED

May 11, 2004

Please date, sign and mail your proxy card back as soon as possible.

Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND
“FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED
ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

Proposal 1. Election of three members to Class II of the Company’s Board of Directors to serve until the 2007 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

☐	FOR ALL THE NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

     Nominees:

o	Leonard Glazer
o	Lai Kin
o	Paul K. Sugrue

INSTRUCTION: To withhold authority for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here ●.

Proposal 2. Ratification of the reappointment of Grant Thornton LLP as the Company’s independent accountants for the year ended December 31, 2004.

☐	FOR

☐	AGAINST

☐	ABSTAIN

The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Shareholders of the Company called for May 11, 2004 and a Proxy Statement for the Annual Meeting prior to the approving of this proxy.

PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder ________________________________________________	Date: ___________________________
Signature of Shareholder ________________________________________________	Date: ___________________________

Note:	This proxy must be signed exactly as the name appears hereon. Where shares are held jointly, each holder should sign. When signing as executor, administrator, executor, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sing full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.